CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

1ST CONSTITUTION BANCORP
REPORTS SECOND QUARTER 2019 RESULTS
AND DECLARES A QUARTERLY DIVIDEND OF $0.075 PER SHARE

Cranbury NJ - July 19, 2019 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $3.4 million and diluted earnings per share of $0.39 for the three months ended June 30, 2019. For the six months ended June 30, 2019, net income was $6.8 million and diluted earnings per share were $0.78.

The Board of Directors declared a quarterly cash dividend of $0.075 per share of common stock that will be payable on August 23, 2019 to shareholders of record on August 12, 2019.

Adjusted Net Income is a non-GAAP financial measure, which is net income excluding the after-tax effect of merger-related expenses and gain on bargain purchase. Adjusted net income increased 13.7% to $3.6 million for the second quarter of 2019 compared to Adjusted Net Income of $3.1 million for the second quarter of 2018.

On June 24, 2019, the Company announced the execution of a definitive agreement and plan of merger to acquire Shore Community Bank (“Shore”). Expenses of $258,000 related to this pending transaction were incurred in the second quarter of 2019. On April 11, 2018, the Company completed the acquisition of New Jersey Community Bank (“NJCB”) by merging NJCB into the Bank. Merger-related expenses of $2.0 million were incurred and a gain on bargain purchase of $184,000 was recognized in the second quarter of 2018.

Adjusted Net Income per diluted share increased 13.9% to $0.41 for the second quarter of 2019 compared to Adjusted Net Income per share of $0.36 for the second quarter of 2018. A reconciliation of non-GAAP financial measures to the reported net income and net income per diluted share is included in this release.

SECOND QUARTER 2019 HIGHLIGHTS

•	Return on average total assets and return on average shareholders' equity were 1.10% and 10.22%, respectively.

•	Book value per share and tangible book value per share were $15.62 and $14.21, respectively, at June 30, 2019.

•	Net interest income was $11.4 million and the net interest margin was 4.06% on a tax equivalent basis.

•	A provision for loan losses of $400,000 and net charge-offs of $463,000 were recorded.

•
Total loans were $967.8 million at June 30, 2019 and increased $84.7 million from December 31, 2018. Commercial business, commercial real estate and construction loans totaled $683.4 million, representing an increase of $25.0 million, or 3.8%, compared to $658.4 million at December 31, 2018 and an increase of $59.9 million, or 9.6%, compared to $623.5 million at June 30, 2018. Mortgage warehouse loans increased $50.0 million during the first six months of 2019 to $204.2 million, reflecting the seasonal nature of residential lending in the Bank's markets.

•	Non-performing assets declined $3.6 million to $5.5 million, or 0.42% of total assets, and included $1.5 million of OREO at June 30, 2019.

For the six months ended June 30, 2019, Adjusted Net Income was $7.0 million, or $0.80 per diluted share, compared to Adjusted Net Income of $6.1 million, or $0.72 per diluted share for the six months ended June 30, 2018.

Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted return on average total assets, Adjusted return on average shareholders’ equity and tangible book value per share are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s GAAP financial results. A reconciliation of these non-GAAP financial measures to the GAAP financial results is attached to this press release. Management believes that the presentation of these non-GAAP financial measures of the Company in this press release may be helpful to readers in understanding the Company’s financial performance without including the financial impact of the pending acquisition of Shore and the 2018 acquisition of NJCB when comparing the Company’s financial statements for the three- and six-month periods ended June 30, 2019 and 2018.

Robert F. Mangano, President and Chief Executive Officer, stated, “We achieved strong earnings for the second quarter of 2019, as our loan portfolio growth drove the increase in net interest income and we carefully managed recurring operating expenses. Asset quality and capital levels continue to be strong.” Mr. Mangano added, “Our second quarter results, excluding the impact of the merger expenses, reflected a 13.7% increase in net income year over year and higher annualized return on average total assets and average shareholders’ equity.”

Mr. Mangano continued, “The addition of the five offices of Shore Community Bank, its employees and customers will enhance our presence in Ocean County and provide additional growth opportunities for the Company and the Bank. We are proceeding with our integration planning with Shore and have submitted the requisite applications with our bank regulators. We anticipate consummating the merger in the fourth quarter of 2019.”

Discussion of Financial Results
Net income was $3.4 million, or $0.39 per diluted share, for the second quarter of 2019 compared to $1.9 million, or $0.22 per diluted share, for the second quarter of 2018. Adjusted Net Income and Adjusted Net Income per diluted share were $3.6 million and $0.41, respectively, for the second quarter of 2019 compared to Adjusted Net Income and Adjusted Net Income per diluted share of $3.1 million and $0.36, respectively, for the second quarter of 2018. For the three months ended June 30, 2019, net interest income increased $415,000 compared to the three months ended June 30, 2018. Gain on sales of loans increased $176,000 compared to the second quarter of 2018 due to higher gains on sales of residential mortgages. Non-interest expenses were $8.6 million for the second quarter of 2019, which included $258,000 of merger-related expenses compared to $10.3 million for the second quarter of 2018, which included $2.0 million of merger-related expenses.

Net interest income was $11.4 million for the second quarter of 2019 and increased $415,000, or 3.8%, compared to net interest income of $11.0 million for the second quarter of 2018. Total interest income was $14.6 million for the three months ended June 30, 2019 compared to $12.9 million for the three months ended June 30, 2018. This increase was due primarily to the $65.0 million increase in average loans, reflecting growth primarily of commercial real estate, commercial business and construction loans. Average interest-earning assets were $1.14 billion with a yield of 5.15% for the second quarter of 2019 compared to $1.08 billion with a yield of 4.77% for the second quarter of 2018. The higher yield on average interest-earning assets for the second quarter of 2019 reflected primarily the higher yield earned on the loan portfolio. The 50 basis point increase in the Federal Reserve’s targeted federal funds rate and the corresponding increase in the Prime Rate since June 2018 had a positive effect on the yields of mortgage warehouse, construction, commercial business and home equity loans with variable interest rate terms in the second quarter of 2019.
Interest expense on average interest-bearing liabilities was $3.1 million, with an interest cost of 1.46%, for the second quarter of 2019 compared to $1.9 million, with an interest cost of 0.91%, for the second quarter of 2018. The $1.3 million increase in interest expense on interest-bearing liabilities for the second quarter of 2019 reflected primarily higher deposit interest rates and higher borrowing interest rates in the second quarter of 2019 compared to the second quarter of 2018 and an increase of $35.3 million in average interest-bearing liabilities. The change in the mix of deposits with the average balance of money market, NOW and savings accounts lower and certificates of deposits higher than in the second quarter of 2018 also increased the cost of total deposits in the second quarter of 2019.
The net interest margin decreased to 4.06% for the second quarter of 2019 compared to 4.13% for the second quarter of 2018 due primarily to the higher interest cost of average interest-bearing liabilities, which was partially offset by the higher yield on average earning assets.
The Company recorded a higher provision for loan losses of $400,000 for the second quarter of 2019 compared to a provision for loan losses of $225,000 for the second quarter of 2018 due primarily to the higher amount of net charge-offs in the second quarter of 2019, the growth of the loan portfolio and the change in the mix of loans in the loan portfolio.
At June 30, 2019, total loans were $967.8 million and the allowance for loan losses was $8.6 million, or 0.89% of total loans, compared to total loans of $899.9 million and an allowance for loan losses of $8.5 million, or 0.94% of total loans, at June 30, 2018. The decrease in the allowance as a percentage of loans was due primarily to the $660,000 decline in specific reserves for impaired loans from June 30, 2018 to June 30, 2019 as a result of the charge-off and resolution of these impaired loans during this period. Management believes that the current economic conditions in New Jersey and operating conditions for the Company are generally positive, which were also considered in management’s evaluation of the adequacy of the allowance for loan losses.
Non-interest income was $2.2 million for the second quarter of 2019, an increase of $127,000, compared to $2.0 million for the second quarter of 2018. Gains on the sale of loans increased $176,000. In the second quarter of 2019, $28.3 million of residential mortgages were sold and $878,000 of gains were recorded compared to $21.2 million of residential mortgage loans sold and $672,000 of gains recorded in the second quarter of 2018. The increase in residential mortgage loans sold was due primarily to higher residential mortgage lending activity in the second quarter of 2019 compared to 2018. In the second quarter of 2019, $3.2 million of SBA loans were sold and gains of $282,000 were recorded compared to $3.9 million of SBA loans sold and gains of $312,000 recorded in the second quarter of 2018. SBA guaranteed commercial lending activity and loan sales vary from period to period. A gain from bargain purchase of $184,000 from the NJCB merger was recorded in the second quarter of 2018. Other income increased $145,000 due primarily to a gain on the sale of OREO of $137,000 during the second quarter of 2019.
Non-interest expenses were $8.6 million for the second quarter of 2019, a decrease of $1.7 million, or 16.4%, compared to $10.3 million for the second quarter of 2018. The decrease was due primarily to $2.0 million of merger related expenses that were incurred in the second quarter of 2018 for termination of contracts, legal and financial advisory fees, severance and other expenses in connection with the NJCB merger. Salaries and employee benefits expense increased $202,000, or 4.0%, in the second quarter of 2019 due primarily to merit increases and increases in employee benefit expenses. Occupancy expense increased $106,000, or 12.0%, due primarily to leasing additional office space and increases in occupancy costs. Data processing expenses decreased to $345,000 in the second quarter of 2019 compared to $369,000 for the second quarter of 2018 due primarily to the separate NJCB data processing costs incurred from the date of the closing of the merger to the date of core operating system integration on June 15, 2018. FDIC insurance expense decreased $86,000, or 58.9%, due to the reduction in the FDIC assessment rate. Other operating expenses decreased $198,000 due primarily to decreases in legal fees, amortization of intangible assets, supplies and business development expenses.
Income tax expense was $1.3 million for the second quarter of 2019, resulting in an effective tax rate of 27.3%, compared to income tax expense of $714,000, which resulted in an effective tax rate of 27.6%, for the second quarter of 2018.
At June 30, 2019, the allowance for loan losses was $8.6 million compared to $8.4 million at December 31, 2018. As a percentage of total loans, the allowance was 0.89% at June 30, 2019 compared to 0.95% at December 31, 2018. The allowances for loan losses declined as a percentage of loans at June 30, 2019 compared to December 31, 2018 due primarily to the charge-off of impaired loans with specific reserves in the second quarter of 2019 and a change in the mix of loans.

Total assets increased $126.5 million to $1.30 billion at June 30, 2019 from $1.18 billion at December 31, 2018 due primarily to a $84.7 million increase in total loans, an increase of $13.3 million in cash and cash equivalents, an increase of $ 12.2 million in investment securities and an increase of $15.4 million in right-of-use assets related to the adoption of the new lease accounting standard, ASC Topic 842. Other real estate owned decline by $1.1 million as a result of the sale of one property. Total loans at June 30, 2019 were $967.8 million compared to $883.2 million at December 31, 2018. The increase in loans was due primarily to an increase of $50.0 million in mortgage warehouse loans, a $22.3 million increase in commercial real estate loans, an $11.0 million increase in residential real estate loans and a $4.8 million increase in construction loans. The increase in mortgage warehouse loans reflects the seasonal nature of residential lending in the Bank’s markets, which generally experience higher home purchase activity during the spring and summer months compared to other periods during the year.

Total deposits increased $71.2 million to $1.02 billion at June 30, 2019 from $950.7 million at December 31, 2018. Certificates of deposit increased $41.1 million, non-interest bearing demand deposits increased $19.3 million, interest-bearing demand deposits increased $9.5 million and savings deposits increased $1.2 million. Short-term borrowings increased $33.1 million to $104.9 million at June 30, 2019 compared to $71.8 million at December 31, 2018 due primarily to fund the asset growth in excess of the growth of deposits. Lease liability totaled $16.0 million at June 30, 2019 due to the adoption of the new lease accounting standard, ASC Topic 842 in 2019.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s estimated common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 10.56%, 12.87%, 12.12% and 11.51%, respectively, at June 30, 2019. The Bank’s estimated CET1, total risk-based capital, Tier 1 capital and leverage ratios were 12.11%, 12.86%, 12.11% and 11.50%, respectively, at June 30, 2019. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-accrual loans were $4.0 million at June 30, 2019 compared to $6.5 million at December 31, 2018. During the second quarter of 2019, $887,000 of non-performing loans were resolved, $463,000 of loans were charged-off and $1.7 million of loans were placed on non-accrual. In the first quarter of 2019, the Bank was notified that a shared national credit syndicated loan in which it was a participant in a $4.3 million facility was upgraded to pass rating from substandard rating and was no longer classified as a non-accrual loan. As of the date of notification, the Bank upgraded the loan, which had a balance of $2.8 million at that time, and returned the loan to accrual status.

The allowance for loan loss was 214% of non-performing loans at June 30, 2019 compared to 128% at December 31, 2018. Overall, management observed generally stable loan quality, with non-performing loans to total loans of 0.42% and non-performing assets to total assets of 0.42% at June 30, 2019 compared to nonperforming loans to total loans of 0.75% and non-performing assets to total assets of 0.77% at December 31, 2018.

OREO at June 30, 2019 was $1.5 million compared to $2.5 million at December 31, 2018. One residential real estate property acquired in the NJCB merger with a carrying value of $1.1 million was sold in the second quarter of 2019 and a gain of $137,000 was recognized. OREO at June 30, 2019 included land with a carrying value of $93,000 that was foreclosed in the second quarter of 2018 and a commercial real estate property that was foreclosed in the third quarter of 2018 with a fair value of $1.4 million.

About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 21 branch banking offices in Cranbury (2), Asbury Park, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Little Silver, Long Branch, Neptune City, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, Fair Haven and Shrewsbury, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey and New York City Metropolitan area, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure, failure to close the Shore merger for any reason, including the failure to obtain Shore shareholder approval, the risk that expected cost savings and synergies from the Shore merger may not be realized, the diversion of management’s time from ongoing business operations due to issues relating to the Shore merger and the inability to retain Shore’s customers and employees. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

No Offer or Solicitation
On June 23, 2019, the Company and the Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Shore, providing for the merger of Shore with and into the Bank, with the Bank as the surviving entity (the “Merger”). The material terms of the Merger Agreement and the Merger were disclosed on a Current Report on Form 8-K filed with the Commission on June 25, 2019.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed Merger, the Company intends to file a registration statement on Form S-4 with the Commission. The Company may file other documents with the Commission regarding the proposed Merger. A definitive proxy statement/prospectus will be mailed to the shareholders of Shore. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE COMMISSION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement (when available), including the proxy statement/prospectus, and other documents containing information about the Company at the Commission’s website at www.sec.gov. Copies of these documents may also be obtained from the Company (when available) by directing a request to Robert F. Mangano, President and Chief Executive Officer, 1ST Constitution Bancorp, at 2650 Route 130 North, P.O. Box 634, Cranbury, New Jersey 08512, telephone (609) 655-4500.
Certain Information Regarding Participants
The Company, Shore, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Shore’s shareholders in respect of the proposed Merger. Information regarding the directors and executive officers of the Company may be found in its definitive proxy statement relating to its 2019 Annual Meeting of Shareholders, which was filed with the Commission on April 19, 2019 and can be obtained free of charge from the Commission’s website at www.sec.gov or from the Company by directing a request to Robert F. Mangano, President and Chief Executive Officer, 1ST Constitution Bancorp, at 2650 Route 130 North, P.O. Box 634, Cranbury, New Jersey 08512, telephone (609) 655-4500. Information regarding the directors and executive officers of Shore may be found in its proxy statement relating to its 2019 Annual Meeting of Shareholders, which can be obtained free of charge from Robert T. English, President and Chief Executive Officer, Shore Community Bank, 1012 Hooper Avenue, Toms River, New Jersey 08753, telephone (732) 240-5800. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the Commission when they become available.

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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Per share data:
Earnings per share - basic	$0.39	$0.22	$0.78	$0.57
Earnings per share - diluted	0.39	0.22	0.78	0.56
Book value per share at end of period			15.62	14.42
Tangible book value per share at end of period[1]			14.21	12.94

Weighted average shares outstanding - basic	8,634,251	8,341,459	8,629,197	8,227,109
Weighted average shares outstanding - diluted	8,696,943	8,628,105	8,692,063	8,506,961
Shares outstanding at end of period			8,648,993	8,379,342
Performance ratios/data:
Return on average total assets	1.10%	0.65%	1.14%	0.86%
Return on average shareholders' equity	10.22%	6.36%	10.49%	8.25%
Net interest income (tax-equivalent basis)[2]	$11,544	$11,153	$22,889	$20,968
Net interest margin (tax-equivalent basis) [3]	4.06%	4.13%	4.13%	4.04%
Efficiency ratio (tax-equivalent basis) [4]	62.46%	77.68%	61.88%	71.88%

Loan portfolio composition:			June 30, 2019	December 31, 2018
Commercial real estate			$410,721	$388,431
Mortgage warehouse lines			204,204	154,183
Construction loans			154,162	149,387
Commercial business			118,481	120,590
Residential real estate			58,241	47,263
Loans to individuals			21,463	22,962
Other loans			158	181
Gross loans			967,430	882,997
Deferred costs, net			390	167
Total loans			$967,820	$883,164
Asset quality data:
Loans past due over 90 days and still accruing			$—	$55
Non-accrual loans			4,042	6,525
OREO property			1,460	2,515
Total non-performing assets			$5,502	$9,095

Net recoveries (charge-offs)	$(463)	$(24)	$(418)	$35
Allowance for loan losses to total loans			0.89%	0.95%
Allowance for loan losses to non-performing loans			213.78%	127.69%
Non-performing loans to total loans			0.42%	0.75%
Non-performing assets to total assets			0.42%	0.77%
Capital ratios:
1ST Constitution Bancorp
Common equity tier 1 capital to risk-weighted assets			10.56%	10.72%
Total capital to risk-weighted assets			12.87%	13.17%
Tier 1 capital to risk-weighted assets			12.12%	12.39%
Tier 1 leverage ratio			11.51%	11.73%
1ST Constitution Bank
Common equity tier 1 capital to risk-weighted assets			12.11%	12.40%
Total capital to risk-weighted assets			12.86%	13.18%
Tier 1 capital to risk-weighted assets			12.11%	12.40%
Tier 1 leverage ratio			11.50%	11.74%
1Tangible book value per share is a non-GAAP financial measure and is calculated by subtracting goodwill and other intangible assets from shareholders' equity and dividing it by common shares outstanding.
2The tax-equivalent adjustment was $112 and $135 for the three months ended June 30, 2019 and 2018, respectively, the tax equivalent adjustment was $230 and $271 for the six months ended June 30, 2019 and 2018, respectively.
3Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.
4Represents non-interest expenses divided by the sum of net interest income on a tax-equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Cash and due from banks	$9,211	$4,983
Interest-earning deposits	20,903	11,861
Total cash and cash equivalents	30,114	16,844
Investment securities:
Available for sale, at fair value	146,179	132,222
Held to maturity (fair value of $79,502 and $80,204 at June 30, 2019 and December 31, 2018, respectively)	77,829	79,572
Total investment securities	224,008	211,794
Loans held for sale	3,863	3,020
Loans	967,820	883,164
Less: allowance for loan losses	(8,641)	(8,402)
Net loans	959,179	874,762
Premises and equipment, net	11,563	11,653
Right-of-use assets	15,441	—
Accrued interest receivable	4,095	3,860
Bank-owned life insurance	28,993	28,705
Other real estate owned	1,460	2,515
Goodwill and intangible assets	12,196	12,258
Other assets	13,382	12,422
Total assets	$1,304,294	$1,177,833
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Non-interest bearing	$232,313	$212,981
Interest bearing	789,521	737,691
Total deposits	1,021,834	950,672
Short-term borrowings	104,850	71,775
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	1,697	1,228
Lease liability	16,021	—
Accrued expense and other liabilities	6,260	8,516
Total liabilities	1,169,219	1,050,748
SHAREHOLDERS' EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 8,682,291 and 8,639,276 shares issued and 8,648,993 and 8,605,978 shares outstanding as of June 30, 2019 and December 31, 2018, respectively	80,190	79,536
Retained earnings	55,224	49,750
Treasury stock, 33,298 shares at June 30, 2019 and December 31, 2018	(368)	(368)
Accumulated other comprehensive income (loss)	29	(1,833)
Total shareholders' equity	135,075	127,085
Total liabilities and shareholders' equity	$1,304,294	$1,177,833

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
INTEREST INCOME
Loans, including fees	$12,869	$11,349	$25,026	$20,885
Securities:
Taxable	1,215	989	2,485	1,855
Tax-exempt	422	509	863	1,024
Federal funds sold and short-term investments	47	34	94	172
Total interest income	14,553	12,881	28,468	23,936
INTEREST EXPENSE
Deposits	2,671	1,469	4,988	2,688
Borrowings	257	220	430	227
Redeemable subordinated debentures	192	174	390	324
Total interest expense	3,120	1,863	5,808	3,239
Net interest income	11,433	11,018	22,660	20,697
PROVISION FOR LOAN LOSSES	400	225	700	450
Net interest income after provision for loan losses	11,033	10,793	21,960	20,247
NON-INTEREST INCOME
Service charges on deposit accounts	159	153	325	303
Gain on sales of loans	1,160	984	2,205	2,133
Income on bank-owned life insurance	149	159	289	273
Gain from bargain purchase	—	184	—	184
Gain on sales of securities	—	6	—	12
Other income	702	557	1,217	1,023
Total non-interest income	2,170	2,043	4,036	3,928
NON-INTEREST EXPENSES
Salaries and employee benefits	5,278	5,076	10,241	9,814
Occupancy expense	991	885	2,012	1,697
Data processing expenses	345	369	693	678
FDIC insurance expense	60	146	160	276
Other real estate owned expenses	34	—	82	2
Merger-related expenses	258	1,977	273	2,141
Other operating expenses	1,600	1,798	3,199	3,288
Total non-interest expenses	8,566	10,251	16,660	17,896
Income before income taxes	4,637	2,585	9,336	6,279
INCOME TAXES	1,267	714	2,569	1,555
Net income	$3,370	$1,871	$6,767	$4,724
EARNINGS PER COMMON SHARE
Basic	$0.39	$0.22	$0.78	$0.57
Diluted	0.39	0.22	0.78	0.56
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	8,634,251	8,341,459	8,629,197	8,227,109
Diluted	8,696,943	8,628,105	8,692,063	8,506,961

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Three months ended June 30, 2019			Three months ended June 30, 2018
(Dollars in thousands)	Average		Average	Average		Average
Assets	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short term investments	$7,650	$47	2.46%	$11,633	$34	1.17%
Investment securities:
Taxable	166,287	1,215	2.92%	149,366	989	2.65%
Tax-exempt (1)	57,425	534	3.72%	76,567	644	3.36%
Total investment securities	223,712	1,749	3.13%	225,933	1,633	2.89%
Loans: (2)
Commercial real estate	403,980	5,187	5.08%	368,850	4,794	5.14%
Mortgage warehouse lines	151,929	2,214	5.76%	154,796	2,057	5.26%
Construction	158,097	2,768	7.02%	133,679	2,178	6.45%
Commercial business	122,005	1,833	6.03%	109,245	1,460	5.31%
Residential real estate	47,280	523	4.42%	50,154	548	4.37%
Loans to individuals	21,964	292	5.26%	24,990	275	4.41%
Loans held for sale	4,104	42	4.09%	2,428	26	4.28%
All other loans	895	10	4.42%	1,123	11	3.88%
Total loans	910,254	12,869	5.67%	845,265	11,349	5.32%
Total interest-earning assets	1,141,616	$14,665	5.15%	1,082,831	$13,016	4.77%
Non-interest-earning assets:
Allowance for loan losses	(8,755)			(8,390)
Cash and due from bank	10,968			6,232
Other assets	83,914			65,721
Total non-interest-earning assets	86,127			63,563
Total assets	$1,227,743			$1,146,394
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$340,048	$683	0.81%	$375,846	$506	0.54%
Savings accounts	191,586	464	0.97%	208,755	361	0.69%
Certificates of deposit	266,662	1,525	2.29%	174,107	602	1.39%
Short-term borrowings	39,187	257	2.63%	43,464	220	2.03%
Redeemable subordinated debentures	18,557	192	4.14%	18,557	174	3.75%
Total interest-bearing liabilities	856,040	3,121	1.46%	820,729	1,863	0.91%
Non-interest-bearing liabilities:
Demand deposits	215,530			199,707
Other liabilities	23,951			7,978
Total non-interest-bearing liabilities	239,481			207,685
Shareholders' equity	132,222			117,980
Total liabilities and shareholders' equity	$1,227,743			$1,146,394
Net interest spread (3)			3.69%			3.86%
Net interest income and net interest margin (4)		$11,544	4.06%		$11,153	4.13%

(1) Tax-equivalent basis, using 21% federal tax rate in 2019 and 2018.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Six months ended June 30, 2019			Six months ended June 30, 2018
(Dollars in thousands)	Average		Average	Average		Average
Assets	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short term investments	$7,490	$94	2.53%	$26,031	$172	1.33%
Investment securities:
Taxable	163,454	2,485	3.04%	143,405	1,855	2.59%
Tax-exempt (1)	58,621	1,093	3.73%	78,524	1,295	3.30%
Total investment securities	222,075	3.578	3.22%	221,929	3,150	2.84%
Loans: (2)
Commercial real estate	397,154	10,199	5.11%	336,743	8,490	5.01%
Mortgage warehouse lines	137,741	4,038	5.86%	145,728	3,813	5.23%
Construction	156,987	5,430	6.98%	131,330	4,141	6.36%
Commercial business	122,456	3,655	6.02%	110,118	2,895	5.30%
Residential real estate	47,277	1,058	4.45%	45,537	988	4.32%
Loans to individuals	22,353	567	5.05%	22,742	475	4.15%
Loans held for sale	2,741	58	4.23%	2,997	63	4.20%
All other loans	936	21	4.46%	1,168	20	3.41%
Total loans	887,645	25,026	5.69%	796,363	20,885	5.24%
Total interest-earning assets	1,117,210	$28,698	5.18%	1,044,323	$24,207	4.63%
Non-interest-earning assets:
Allowance for loan losses	(8,645)			(8,249)
Cash and due from bank	11,060			5,789
Other assets	78,586			61,980
Total non-interest-earning assets	81,001			59,520
Total assets	$1,198,211			$1,103,843
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$337,516	$1,257	0.75%	$373,873	$938	0.51%
Savings accounts	190,387	889	0.94%	216,180	708	0.66%
Certificates of deposit	257,251	2,842	2.23%	154,814	1,042	1.36%
Short-term borrowings	32,729	430	2.65%	22,673	227	2.02%
Redeemable subordinated debentures	18,557	391	4.21%	18,557	324	3.49%
Total interest-bearing liabilities	836,440	5,809	1.40%	786,097	3,239	0.83%
Non-interest-bearing liabilities:
Demand deposits	211,575			194,189
Other liabilities	20,097			8,121
Total non-interest-bearing liabilities	231,672			202,310
Shareholders' equity	$130,099			$115,436
Total liabilities and shareholders' equity	$1,198,211			1,103,843
Net interest spread (3)			3.78%			3.80%
Net interest income and margin (4)		$22,889	4.13%		$20,968	4.04%
(1) Tax equivalent basis, using 21% federal tax rate in 2019 and 2018.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Adjusted Net Income
Net income	$3,370	$1,871	$6,767	$4,724
Adjustments:
Merger-related expenses	258	1,977	273	2,141
Gain from bargain purchase	—	(184)	—	(184)
Income tax effect of adjustments	(77)	(542)	(82)	(568)
Adjusted Net Income	$3,551	$3,122	$6,958	$6,113

Adjusted Net Income per diluted share
Adjusted Net Income	$3,551	$3,122	$6,958	$6,113
Diluted shares outstanding	8,696,943	8,628,105	8,692,063	8,506,961
Adjusted Net Income per diluted share	$0.41	$0.36	$0.80	$0.72

Adjusted return on average total assets
Adjusted Net Income	$3,551	$3,122	$6,958	$6,113
Average assets	1,227,743	1,146,394	1,198,211	1,103,843
Adjusted return on average total assets	1.16%	1.09%	1.17%	1.12%

Adjusted return on average shareholders' equity
Adjusted Net Income	$3,551	$3,122	$6,958	$6,113
Average equity	132,222	117,980	130,099	115,436
Adjusted return on average shareholders' equity	10.77%	10.61%	10.78%	10.68%

Book value and tangible book value per share
Shareholders' equity			$135,075	$120,849
Less: goodwill and intangible assets			12,196	12,387
Tangible shareholders' equity			122,879	108,462
Shares outstanding			8,648,993	8,379,342
Book value per share			$15.62	$14.42
Tangible book value per share			$14.21	$12.94

(1)The Company used the non-GAAP financial measures, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted return on average total assets, Adjusted return on average shareholders’ equity and tangible book value per share, because the Company believes that it is helpful to readers in understanding the Company's financial performance and the effect on its financial statements of the merger expenses related to the pending acquisition of Shore and the merger-related expenses and the gain from the bargain purchase recorded in connection with the NJCB merger in 2018. These non-GAAP measures improve the comparability of the current period results with the results of the prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP financial results.